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                                                                    Exhibit 99.1

CONTACT:                                  FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619



                  BLYTH, INC. REPORTS RECORD 1ST QUARTER SALES
   EARNINGS PER SHARE INCREASE 12% EXCLUDING EFFECT OF NEW ACCOUNTING STANDARD
                 RECOVERY IN COMPANY'S KEY BUSINESSES CONTINUES


GREENWICH, CT, USA, June 4, 2002: Blyth, Inc. (NYSE:BTH), a leader in the candles, home fragrance and decorative accessories industry, reported today first quarter Net Sales of $277.9 million compared with $257.5 million a year earlier, an increase of 7.9%. Operating Profit for the first quarter was $30.9 million, an increase of 13.3% compared to $27.3 million in the prior year period. Earnings for the quarter, excluding the impact of a newly-effective accounting standard, increased 10.4% to $17.3 million versus $15.7 million a year earlier. Reflecting the impact of the new accounting standard, discussed below, first quarter Net Earnings were $12.8 million. Diluted Net Earnings Per Share for the first quarter, excluding the impact of the newly-effective accounting standard, were $0.37 per share compared to $0.33 per share for the same period last year, an increase of 12.0%. Reflecting the new accounting standard, first quarter Diluted Net Earnings Per Share were $0.28.

The Company noted that cash flow from operations was $36 million during the first quarter, which typically experiences a cash outflow. This positive cash flow followed a record fourth quarter cash flow from operations of $162 million. Continued strong working capital management and collections were cited as reasons for the better-than-anticipated cash flow results.

Commenting on the first quarter sales and earnings results, Robert B. Goergen, Chairman of the Board and CEO, said, "We are very pleased with our first quarter results, which increased versus last year's first quarter even without giving effect to the added sales of Midwest of Cannon Falls, which Blyth acquired in April, 2001. PartyLite's management has done a good job addressing new product development and presentation issues, and their prompt response is showing results. We believe that consultants are enthusiastic about the new products and the many income, leadership development and incentive opportunities that PartyLite offers. PartyLite's worldwide independent sales consultant count remains at record levels."

In Blyth's Candles & Home Fragrance segment, improvements in the Company's direct sales unit, PartyLite, continued through the first quarter, as expected. Management


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believes this improvement was the result of better new products, catalog presentation and programs. First quarter sales of PartyLite Worldwide increased 10% over sales from the same period last year, reflecting strong growth across all PartyLite markets except Canada, which is improving at a slower rate.

Also within the Candles & Home Fragrance segment, sales of Candle Corporation Worldwide, Blyth's consumer wholesale and retail businesses, declined 4% versus last year's first quarter, or 2% in local currencies. Double digit European sales increases partially offset declines in North America.

The Candles and Home Fragrance Products segment reflects the inclusion of The Sterno Group, Blyth's Foodservice business, which had previously been reported as part of the Creative Expressions and Foodservice segment (now called the Creative Expressions segment). All comparable periods have been restated to reflect the move of The Sterno Group to the Candles and Home Fragrance segment. First quarter sales in The Sterno Group declined 7% versus the same period last year but continue to recover from the sharp downturn in the hospitality industry following the September 11th tragedy.

In Blyth's Creative Expressions segment, Midwest of Cannon Falls, Blyth's North American premium channel business, also experienced strong sales growth despite a sales shift of Easter merchandise into the fourth quarter of last year. This shift was due to the early holiday this year. The same holiday shift had a substantial negative impact on first quarter sales of JMC Impact, Blyth's North American mass channel Creative Expressions business. Blyth's acquisition of CBK, Ltd., LLC., on May 10, 2002 did not impact first quarter results.

Mr. Goergen continued, "First quarter results in our Creative Expressions segment were very strong, despite a high level of caution among our retailers. Sales of Midwest of Cannon Falls' spring Bugging Out product line, which was very well received, drove better-than-anticipated results in the premium channel of this segment."

On a segment basis, Net Sales in the Candles and Home Fragrance segment were $260.2 million, an increase of 4.3% over Net Sales of $249.4 million in the prior year period. Operating income for this segment, at $32.7 million, increased 16.4% when compared to $28.1 million in last year's first quarter. Net sales in the Creative Expressions segment increased to $17.7 million in the first quarter from $8.1 million in last year's first quarter due to the inclusion of sales of Midwest of Cannon Falls, which Blyth acquired last April 2001. This segment experienced an operating loss of $1.8 million, which is typical for the first quarter for a seasonal business, compared to a loss of $0.8 million in the prior year period. The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

The Company also announced that, in accordance with the newly-effective SFAS 142, a new accounting standard for goodwill and intangible assets, Blyth ceased amortization of goodwill, effective as of February 1, 2002, and performed an assessment for impairment of the approximately $112.3 million of goodwill on its balance sheet at January 31, 2002. As a result of the impairment review, Blyth reduced the carrying value of the goodwill related to its acquisition of the Sterno(R) brand in 1997 by $7.4 million as of February 1, 2002. The impairment of The Sterno Group's goodwill, which is recorded as a

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cumulative effect of a change in accounting principle, had the effect of reducing first quarter net income by $4.5 million (after tax) or $0.10 per share.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com. The call will be archived on Blyth's website.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels under the Colonial Candle of Cape Cod(R), Colonial at HOME(R), Kate's(TM) and Carolina(R) brands, in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands and to the Foodservice industry under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. In Europe, its products are also sold under the Gies, Ambria, Carolina, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including home decor and giftware products under the CBK(TM) brand, seasonal products under the Midwest of Cannon Falls(R) and Impact(TM) brands, and paper-related products under the Jeanmarie(R) brand. Net Sales for the twelve months ended January 31, 2002 totaled approximately $1,199 million.

Blyth, Inc. can be found on the Internet at www.blythinc.com.
                                            ----------------

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

                                       ###


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                                                   BLYTH, INC.
                                       CONSOLIDATED STATEMENTS OF EARNINGS
                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                   (Unaudited)

                                                                             Three Months        Three Months
                                                                            Ended April 30,     Ended April 30,
                                                                                 2002                2001
                                                                            ---------------     ---------------
Net sales                                                                   $       277,896     $       257,490
Cost of goods sold                                                                  132,888             122,984
                                                                            ---------------     ---------------
    Gross profit                                                                    145,008             134,506
Selling                                                                              88,407              81,400
Administrative                                                                       25,693              24,831
Amortization of goodwill                                                               --                   990
                                                                            ---------------     ---------------
                                                                                    114,100             107,221
                                                                            ---------------     ---------------
    Operating profit                                                                 30,908              27,285
Other expense (income)
  Interest expense                                                                    3,823               4,026
  Interest income and other                                                            (441)             (2,184)
  Equity in earnings of investee                                                        (28)                485
                                                                            ---------------     ---------------
                                                                                      3,354               2,327
    Earnings before income taxes and cumulative effect of
      change in accounting principle                                                 27,554              24,958
Income tax expense                                                                   10,250               9,284
                                                                            ---------------     ---------------
    Earnings before cumulative effect of change in accounting principle              17,304              15,674
Cumulative effect of change in accounting principle, net of taxes of $2,887          (4,515)               --
                                                                            ---------------     ---------------
    Net Earnings                                                            $        12,789     $        15,674
                                                                            ===============     ===============

Basic:
    Earnings per common share before cumulative
      effect of change in accounting principle                              $          0.37     $          0.33
    Cumulative effect of change in accounting principle                               (0.10)               0.00
                                                                            ---------------     ---------------
                                                                            $          0.28 *   $          0.33
                                                                            ===============     ===============
    Weighted average number of shares outstanding                                    46,290              47,086

Diluted:
    Earnings per common share before cumulative
      effect of change in accounting principle                              $          0.37     $          0.33
    Cumulative effect of change in accounting principle                               (0.10)               0.00
                                                                            ---------------     ---------------
                                                                            $          0.28 *   $          0.33
                                                                            ===============     ===============
    Weighted average number of shares outstanding                                    46,474              47,264

*Net earnings per share amounts for the three months ended April 30, 2002 do not foot due to rounding

                                           CONSOLIDATED BALANCE SHEETS
                                                 (IN THOUSANDS)
                                                   (Unaudited)

                                                                            April 30, 2002      April 30, 2001
                                                                            ---------------     ---------------
Assets
  Cash and Cash Equivalents                                                 $       155,134     $        36,734
  Accounts Receivable, Net                                                           75,261              85,949
  Inventories                                                                       178,875             225,482
  Property, Plant & Equipment, Net                                                  234,615             263,311
  Other Assets                                                                      154,853             161,886
                                                                            ---------------     ---------------
                                                                            $       798,738     $       773,362
                                                                            ===============     ===============

Liabilities and Stockholders' Equity
  Bank Debt                                                                 $        31,452     $        48,724
  Senior Notes                                                                       14,285              17,857
  Bond Debt                                                                         149,449             150,000
  Other Liabilities                                                                 142,508             128,901
  Stockholders' Equity                                                              461,044             427,880
                                                                            ---------------     ---------------
                                                                            $       798,738     $       773,362
                                                                            ===============     ===============

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                                   Blyth, Inc.
                 1st Quarter, Fiscal Year 2003 Earnings Release
                                  June 4, 2002

SFAS 142, "GOODWILL AND OTHER INTANGIBLES ASSETS."

The Company adopted SFAS 142, a new accounting standard for goodwill and intangible assets, effective February 1, 2002. In accordance with the new standard, Blyth ceased amortization of goodwill and performed an assessment for impairment of the approximately $112.3 million of goodwill on its balance sheet at January 31, 2002. As a result of the impairment review, Blyth reduced the carrying value of the goodwill related to its acquisition of the Sterno brand in 1997 by $7.4 million. The impairment of the Sterno Group's goodwill, which is recorded as a cumulative effect of a change in accounting principle, had the effect of reducing net income by $4.5 million (after tax) or $0.10 per share. The following table sets forth Blyth's net income and earnings per share for the three months ended April 30, 2002 and 2001, respectively, adjusted to exclude 2001 amortization expense related to goodwill that is no longer being amortized and to reflect the cumulative effect of a change in accounting principle related to the adoption of SFAS 142.

                                                            April 30,      April 30,
                                                              2002           2001
                                                           ----------    ----------
Earnings before cumulative effect of change
  in accounting principle                                  $   17,304    $   15,674
Goodwill amortization, net of taxes                                --           622
Cumulative effect of change in accounting principle,
   net of taxes                                                (4,515)           --
---------------------------------------------------------------------------------------
Adjusted net income                                        $   12,789    $   16,296
---------------------------------------------------------------------------------------

Basic earnings per common share:
     Earnings before cumulative effect of change
       in accounting principle                             $     0.37    $     0.33
    Goodwill amortization, net of taxes                            --          0.01
    Cumulative effect of change in accounting principle,
        net of taxes                                            (0.10)           --
---------------------------------------------------------------------------------------
     Adjusted net income                                   $        0.28 $        0.34
---------------------------------------------------------------------------------------

Diluted earnings per common share:
     Earnings before cumulative effect of change
       in accounting principle                             $        0.37 $        0.33
    Goodwill amortization, net of taxes                            --             0.01
    Cumulative effect of change in accounting principle,
        net of taxes                                               (0.10)        --
---------------------------------------------------------------------------------------
     Adjusted net income                                   $        0.28 $        0.34
---------------------------------------------------------------------------------------